Exhibit 10.1

AMENDED AND RESTATED

TERMINATION OF MANAGEMENT SERVICES AGREEMENT

AMENDED AND RESTATED TERMINATION OF MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of April 30, 2013, between Buffalo Management LLC, a Colorado limited liability company (“Buffalo”), and Prospect Global Resources Inc., a Delaware corporation (the “Company”).

Whereas Buffalo and the Company have previously entered into a Management Services Agreement dated as of August 5, 2010, an Amended and Restated Management Services Agreement dated as of November 19, 2010 (together, the “Services Agreement”) and A Termination of Management Services Agreement dated as of August 1, 2012 (the “Original Termination Agreement”) and wish to amend and restate the Original Agreement in its entirety hereby.

Now, therefore, the Original Agreement is amended and restated as follows:

Whereas during the term of the Services Agreement Buffalo provided advisory and management services to the Company, which included assistance in identifying, analyzing, and structuring growth initiatives, strategic acquisitions and investments and arranging debt and equity financing.

Now, therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.                                           Karlsson Group Acquisition Fee.  The parties agree that pursuant to Section 2(c) of the Services Agreement, Buffalo was entitled to an acquisition fee of $1,500,000 upon the closing of the Company’s acquisition of the 50% of American West Potash LLC currently owned by The Karlsson Group, Inc. (the “AWP Closing”).  In full satisfaction of this obligation, immediately following the AWP Closing the Company paid Buffalo $975,000 in cash and issued Buffalo a warrant to purchase 352,150 shares of the Company’s common stock at $2.60 per share in the form of Exhibit A to the Original Agreement.

Section 2.                                           Public Offering Fee.  In consideration of the services provided by Buffalo in connection with the Company’s underwritten public offering of 15,400,000 shares of the Company’s common stock, upon execution and delivery of the Original Agreement the Company issued Buffalo a warrant to purchase 268,304 shares of the Company’s common stock at $2.60 per share in the form of Exhibit A.

Section 3.                                           Cancellation of Right to Future Fees.  Buffalo agreed in the Original Agreement to terminate its rights under Sections 2(b), (c), (d), (g) and (h) to receive any additional fees other than those specifically called for hereunder in exchange for the issuance on the date of the Original Agreement (a) a warrant to purchase 1,000,000 shares of the Company’s common stock at $2.60 per share in the form of Exhibit A of the Original Agreement and (b) a warrant to purchase 1,000,000 shares of the Company’s common stock at $2.60 per share in the form of Exhibit A of the Original Agreement issued immediately following the AWP Closing.

Section 4.                                           Management Fee.  Buffalo hereby relinquishes one half of the payment described in Section 2(a) of the Services Agreement (the “Royalty”) for the benefit of the Company’s stockholders in connection with the restructuring of the Company’s senior debt to the Karlsson Group.  The other one half of the payment described in Section 2(a) of the Services Agreement shall continue to be paid to Buffalo in perpetuity following the execution and delivery of this Agreement.

The Company agrees to engage a third party reasonably satisfactory to Buffalo to determine the fair market value of the surrendered portion of the royalty in the next 30 days.  Following such determination, Buffalo may choose to receive (i) equity securities ( that may include common stock, preferred stock or warrants for common stock as mutually agreed) equal in value to the determined fair market value or (ii) preferred stock that is redeemable after the Karlsson Group debt is repaid for the determined fair market value ordered plus accrued interest.

Section 5.                                           Public Company Transaction Fee.  Buffalo acknowledges that the fee payable pursuant to Section 2(e) of the Services Agreement has been satisfied in full by the Company and that no amount is due to Buffalo under such Section.

Section 6.                                           Original Buffalo Warrant.  The warrant issued pursuant to Section 2(f) of the Services Agreement shall remain outstanding following the execution and delivery of this Agreement.

Section 7.                                           Registration Rights.  The Company and Buffalo entered into the Amended and Restated Registration Rights Agreement in the form of Exhibit B of the Original Agreement simultaneously with entering into the Original Agreement.

Section 8.                                           Termination of Services Agreement.  The Services Agreement is terminated as of the date of the Original Agreement, subject to the terms and conditions set forth herein.

Section 9.                                           Information; Observation Rights.  One designee of Buffalo shall have the right to attend all meeting of the Company’s board of directors and shall receive all materials, including notices of meetings, that are sent to members of the board contemporaneously with such sending.

Section 10.                                    Expenses.  The Company shall promptly reimburse Buffalo for all reasonable, documented expenses incurred in the negotiation and enforcement of this Agreement, including such expenses incurred in connection with monitoring or auditing calculation of the Management Fee.

Section 11.                                    Acknowledgement of Ownership of Buffalo.  The Company acknowledges that the following persons have an ownership interest in Buffalo:  Patrick Avery, its former chief executive officer, Barry Munitz, its chairman of the board, and Chad Brownstein, formerly its non-executive vice chairman and a director and upon execution and delivery of the Original Agreement its executive vice chairman and remain a director.

Section 12.                                    No Liability.

(a)                                 None of Buffalo, any of its affiliates or any of their respective principals, officers, directors, members, stockholders, agents or employees (each, an “Indemnified Party”) shall have any liability to the Company for any services provided pursuant to the Services Agreement, except as may result from such Indemnified Party’s gross negligence or willful misconduct.

(b)                                 The Company hereby agrees to indemnify each Indemnified Party from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable fees, expenses and disbursements of attorneys, experts, personnel and consultants reasonably incurred by the Indemnified Party in any action or proceeding between the Companies and the Indemnified Party or between the Indemnified Party and any third party, or otherwise) based upon, arising out of or otherwise in respect of the Services Agreement or this Termination Agreement or any Indemnified Party’s equity interest in the Company.

Section 13.                                    Notices.         Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed delivered upon personal delivery, facsimile transmission or the next business day if by recognized overnight courier service, in each case as follows:

(a)                                 if to the Company:

1401 17th Street, Suite 1550

Denver CO 80202

Attention:  Chief Executive Officer

Facsimile:  720-294-0402

if to Buffalo:

9595 Wilshire Blvd., Suite 310

Beverly Hills CA 90212

Attention:  Chad Brownstein

Facsimile:  310-205-0692

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

Section 14.                                    Governing Law; Submission to Jurisdiction.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF COLORADO.

Section 15.                                    Amendment; Termination.  This Agreement may be amended or terminated in writing by the Company and Buffalo; provided, that no amendment or termination shall affect Buffalo’s right to receive the Royalty in perpetuity pursuant to Section 4 hereof unless expressly agreed in writing by Buffalo.

Section 16.                                    Counterparts.  This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

BUFFALO MANAGEMENT LLC

By:	/s/ Chad Brownstein
Chad Brownstein
Manager

PROSPECT GLOBAL RESOURCES INC.

By:	/s/ Damon G. Barber
Damon G. Barber
President and Chief Executive Officer